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                                                                      EXHIBIT 99


                                        [WESTPAC BANKING CORPORATION LETTERHEAD]




17 July 1998


Mr. Christopher Avery
Finance Director
InterTAN Australia Limited
91 Kurrajong Avenue
Mount Druitt
NSW 2770

Dear Chris,

This letter is intended to document our recent discussions whereby Westpac Banking Corporation ("Westpac") has agreed with InterTAN Australia Ltd. ("ITA") to modify the Multi-Option Switch Facility Agreement (the "Facility") dated November 27, 1996 between Westpac and ITA as follows:

     Section 9, subsections (p) and (s) are each amended to delete the reference to "A$22,000,000" and to substitute therefor the number "A$17,000,000".

If the foregoing accurately sets forth our agreement regarding the modification of a certain provision of the Facility, please acknowledge as such by signing this letter below.

Kind regards.

Yours faithfully

/s/ Louise Sawer
Louise Sawer
Senior Relationship Manager
Corporate Banking



Acknowledged and Agreed
this 3/rd/ Day of August, 1998

For and behalf of InterTAN Australia Limited



/s/ M R Williams



Cc:  Greg Dickey, Director of Treasury, InterTAN, Inc.